Exhibit 99.1

  California Pizza Kitchen to Present at the SG Cowen & Co. Consumer
               Conference and the ICR XChange Conference

    LOS ANGELES--(BUSINESS WIRE)--Dec. 30, 2005--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the SG Cowen & Co. Consumer Conference in New York, New York, on Tuesday, January 10, 2006, at 9:30 a.m. EST and the ICR XChange Conference in Naples, Florida, on Thursday, January 12, 2006, at 12:45 p.m. EST.
    Interested parties can listen to an audio webcast of both presentations by going to www.cpk.com. A replay of the presentations will be available by the end of the day and will be archived for 90 days.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full-service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.46. As of December 30, 2005 the company operates, licenses or franchises 188 restaurants, of which 157 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the Internet at www.cpk.com.

    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Sarah Grover (Media)
             Sue Collyns (Investors)